Exhibit 10.1

January 30, 2015

James G. Atkinson

320 W Carlson St, #203

Cheyenne, WY 82009

Dear Jim:

On behalf of Viveve, Inc. (the “Company”), the wholly owned operating subsidiary of Viveve Medical, Inc. (the “Parent”), I am pleased to offer you the position of Chief Business Officer/President of the Company, reporting directly to me as the Chief Executive Officer. The terms of the offer of employment include the following:

1.

Start Date: You will begin your employment with the Company on February 4, 2015. For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

2.

Salary: The Company will pay you an annual salary of $320,000 in accordance with the Company’s standard payroll policies (subject to normal required withholding). Your salary will be reviewed annually by the Company.

3.

Bonus: Your initial target bonus will be equal to thirty percent (30%) of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will typically be paid within 3 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations by the Board with respect to your bonus will be final and binding.

4.

Overachievement Bonus: You are eligible to receive a five-year warrant for the purchase of 110,000 shares of the Parent’s common stock with an exercise price equal to the greater of $0.53 per share or the fair market value of the Parent’s common stock on the date of grant, to be immediately exercisable upon achievement of stretch goals to be mutually agreed upon and approved by the Compensation Committee of the Board of Directors.

5.	Equity Award: Upon commencement of your full-time employment, the Company will recommend to the Board of Directors of the Parent (the “Parent’s Board”) at its first regularly scheduled meeting following your start date that the Parent’s Board grant you an option to purchase 535,000 shares of the Parent’s common stock (the “Option”), with the exercise price per share to be determined by the Parent’s Board based on the fair market value of the common stock of the Parent on the date the Option is granted. The Company will recommend that the Option will be subject to the terms and conditions applicable to options granted under Viveve Medical’s 2013 Stock Option Plan, as such Plan may be amended (the “Plan”), as described in the Plan and the applicable stock option agreement (the “Grant Agreement”). The Company will recommend that the Option will be granted as an incentive stock option to the maximum extent possible in accordance with the terms of the Plan, and that the Option will have an exercise price equal to the fair market value of such Common Stock on the date of the Parent’s Board approval, as determined by the Parent’s Board. The Company will recommend that the Option shall be subject to the following vesting schedule: 25% of the shares of common stock subject to the Option shall vest on your one-year anniversary of employment with the Company, and 1/48th of the shares subject to the Option shall vest each month thereafter, provided you remain an employee on all such vesting dates. Nothing herein obligates the Parent or the Parent’s Board to approve the Company’s recommendation. In addition, you will vest in one hundred percent (100%) of your remaining unvested Option shares if both (a) the Company is subject to a Change in Control before your service with the Company terminates, and (b) you are subject to an Involuntary Termination within 12 months after that Change in Control. Also, if you are subject to an Involuntary Termination prior to a Change in Control, then the vested percentage of your Option will be determined by adding six (6) months to the actual period of services that you have completed.

6.

Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, as in effect from time to time. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

7.

Section 409A: Notwithstanding anything to the contrary in this offer letter, no severance or other benefits payable to you, if any, pursuant to this offer letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) and the final Treasury Regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” within the meaning of Section 409A at the time of your termination of employment, then, if required, the Deferred Payments, which are otherwise due to you on or within the six (6) month period following your termination will accrue, to the extent required, during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination of employment or the date of your death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payment under this offer letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Any amount paid under this offer letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

Any amount paid under this offer letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments. For purposes of this offer letter, “Section 409A Limit” means the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.

At-Will Employment: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you are superseded by this offer letter. This offer letter, together with the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Supplemental Agreement”), a copy of which is included with this offer letter and the terms of which are incorporated by reference into this offer letter, represent the full and complete agreement between you and the Company. Execution of the Supplemental Agreement is a condition of your employment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9.	Severance Benefits:

(a) General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 9. However, this Section 9 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 9.

(b) Salary Continuation: If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of six (6) months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(c) COBRA Health Benefit. Subject to the Company’s right of election for an alternative lump-sum payment under Section 9(d) hereof, if you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the six (6) month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d) Lump-Sum Payment in Lieu of COBRA Health Benefit. If you are subject to an Involuntary Termination, the Company may elect, at its sole discretion and in lieu of any payment obligations of the Company under Section 9(c) hereof, to pay you a lump-sum amount equal to the product of (A) six (6) months and (B) the amount per month the Company was paying on behalf of you and your eligible dependents with respect to the Company’s health insurance plans in which you and your eligible dependents were participants as of the date of your Separation. Subject to the Company’s having first received an effective Release pursuant to Section 9(a) above, such payment will be made within 60 days after your Separation; however, if such 60-day period spans two calendar years, then the payment will be made in the second calendar year.

10.

Exclusive Services: You agree to the best of your ability and experience, you will at all times loyally and conscientiously perform all the duties and obligations required of you pursuant to the terms of this letter. During the term of your full-time employment, you further agree that (i) you will devote all of your business time and attention to the business of the Company, (ii) the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, (iii) you will not render commercial or professional services of any nature, including as a founder, advisor, or a member of the board of directors, to any person or organization, whether or not for compensation, without the prior written consent of the Company in its sole discretion, and (iv) you will not directly or indirectly engage, invest in or otherwise participate in any business (whether through a corporation or other entity, an individual or otherwise), that is competitive in any manner with the business of the Company; provided however, nothing in this letter will prevent you from serving on boards of charitable organizations (if notice is given in writing to the Company and such positions do not adversely or materially impact your performance of your duties to the Company), or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

11.	Definitions. The following terms have the meaning set forth below wherever they are used in this offer letter:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation insubstantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

“Involuntary Termination” means either (a) your Termination Without Cause, (b) your Resignation for Good Reason, or (c) your Termination Due to Death or Disability.

“Resignation for Good Reason” means a Separation as a result of your resignation within 30 days after one of the following conditions has come into existence without your consent:

(a) A reduction in your base salary by more than 20% which is independent of a general across-the-board salary reduction for other senior management; or

(b) A material diminution of your authority, duties or responsibilities not warranted by your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice, unless such problem cannot be cured or remedied within thirty (30) days, in which case the period of remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days).

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

“Termination Due to Death or Disability” means a Separation as a result of a termination of your employment by the Company due to your death, or due to a disability which in the sole and reasonable discretion of the Board materially impairs your ability to adequately perform assigned duties and carry out required responsibilities.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

12.

Expiration: This offer of employment expires on February 4, 2015 at 11:59 PM Pacific Time if not executed and returned to Company before such time, and this constitutes the entire agreement between the parties, superseding all other agreements or understanding. This letter, along with any agreements relating to proprietary rights between you and the Company, including the Employment Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President and Chief Executive Officer of the Company and you.

13.

Other: The Company is engaged in the business of developing and marketing a medical device that is intended to improve sexual functioning and the enjoyment of sex. As a result, sexual issues will be frequently and overtly discussed. As such issues and discussions may be considered offensive by some individuals, it is essential that anyone working for the Company be tolerant of all that is said and written. The nature of the business is sexual. Nothing that is said or written in connection with the Company’s business should be construed as sexual harassment.

Again, Jim, let me indicate how pleased we all are to extend this letter, and how much I look forward to working with you to make Viveve a success.

Sincerely,

/s/ Patricia Scheller

Patricia Scheller

Chief Executive Officer

ACCEPTED:            /s/ James Atkinson

Date:                        2/4/15

Encl: At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement